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                                 EXHIBIT NO. 21



                          SUBSIDIARIES OF REGISTRANT


Churchhill Weavers, Inc., a Kentucky corporation

Crown Crafts Home Furnishings, Inc., a New York corporation

Crown Crafts Home Furnishings of Illinois, Inc., a Delaware corporation

Crown Crafts Home Furnishings of California, Inc., a California corporation

Crown Crafts International, Inc., a Georgia corporation

G.W. Stores, Inc., a North Carolina corporation

KKH Corporation, a California corporation

Textile, Inc., a North Carolina corporation

The Red Calliope and Associates, Inc., a California corporation

Woven Classic Throws, Inc., a New Hampshire corporation

Hamco, Inc., a Louisiana corporation

All subsidiaries are 100% - owned.